UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 1, 2012

(Date of earliest event reported)

THE EMPIRE DISTRICT ELECTRIC COMPANY

(Exact name of registrant as specified in charter)

KS	1-3368	44-0236370
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

602 S. Joplin Avenue, Joplin, Missouri	64801
(Address of principal executive offices)	(Zip Code)

(417) 625-5100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2012, the Compensation Committee (the “Committee”) of The Empire District Electric Company (the “Company”) met, in part, to review the performance and related compensation for the Company’s executive officers relating to the 2011 calendar year.

As previously disclosed, on May 22, 2011, a devastating EF-5 tornado hit the Joplin, Missouri area damaging or destroying thousands of homes and businesses.  In response to the expected loss of revenues resulting from the tornado, our level of retained earnings and other relevant factors, our Board of Directors suspended our quarterly dividend for the third and fourth quarters of 2011.  During 2011, as described in our 2011 proxy statement, we had a compensation limitation in effect which provided that, regardless of the extent to which any performance goals were met in any calendar year, no incentive compensation was to be provided to any executive for any year in which we did not pay dividends per share of common stock at least equal to the dividends per share paid in the preceding year.  As a result, absent further action from the Committee, no incentive compensation would have been payable to executives.  However, the Committee recognized management’s exceptional performance in the face of extremely challenging circumstances during 2011.  Specifically, the Committee noted that:

•  the tornado was an event beyond the control of management;

•  as of the end of 2011, service had been restored to all customers capable of receiving service and total customer count was only down 1,800 from pre-tornado levels;

•  the Company reported earnings per share for 2011 of $1.31, a 12% increase over 2010 earnings per share; and

•  the quarterly dividend was reinstated at $0.25 per share, as announced on February 2, 2012.

In light of this performance, the Committee determined to make discretionary awards of cash and performance-based restricted stock to its executive officers.  No awards of time-based restricted stock were made.  The aggregate  amount of these discretionary awards represents less than 50% of the aggregate amount that would have been awarded pursuant to the Company’s regular incentive compensation programs if the dividend limitation described above was not triggered.

The total cash discretionary award to all current executive officers was $250,000, which was allocated among the current executive officers in accordance with their base salary and term of service as an executive officer in 2011.  The Committee also granted discretionary cash awards to our former Chief Executive Officer and Chief Financial Officer, each of whom retired during 2011.

The Committee granted discretionary performance-based restricted stock awards that, at the target level of performance, would result in an aggregate of 10,000 shares of our common stock being issued. Performance-based restricted stock awards provide the opportunity to receive a number of shares of common stock at the end of a three-year performance period if performance goals set forth in the award are satisfied.  The performance goals are tied to the percentile ranking of Empire’s total stockholder return for the three-year performance period as measured over the same period against all publicly traded, investor-owned electric utility companies.

Specifically, the Committee made the following discretionary awards:

Name and Position	Cash Bonus ($)	Performance-Based Restricted Stock (target # of shares)

Bradley P. Beecher,	60,317	5,100
President and Chief Executive Officer

Laurie A. Delano,	14,081	800
Vice President-Finance and Chief Financial Officer

Ronald F. Gatz,	39,152	800
Vice President and Chief Operating Officer-Gas

Michael E. Palmer,	40,698	900
Vice President-Transmission Policy and Corporate Services

William L. Gipson,	40,000	0
Former President and Chief Executive Officer

Gregory A. Knapp,	20,000	0
Former Vice President-Finance and Chief Financial Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EMPIRE DISTRICT ELECTRIC COMPANY

	By	/s/	Laurie A. Delano
		Name:	Laurie A. Delano
		Title:	Vice President – Finance and Chief Financial Officer

Dated: February 6, 2012